Exhibit 5.1

Writer’s email: kps@fdlawlv.com

December 16, 2020

Board of Directors

ComSovereign Holding Corp.

5000 Quorum Drive, STE 400

Dallas, TX 75254

Re: Registration Statement on Form S-1/A for ComSovereign Holding Corp.

Ladies and Gentlemen:

We have acted as Nevada counsel to ComSovereign Holding Corp., a Nevada corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1, Registration No. 333-248490 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 28, 2020, as thereafter amended or supplemented. The Registration Statement relates to the registration of the proposed offer and sale of (i) a proposed maximum aggregate offering price of $28,750,000 of units (“Units”), with each Unit being comprised of one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock” and each such share of Common Stock, a “Share” and collectively, the “Shares”), and one warrant (collectively, the “Unit Warrants”) to purchase one share of Common Stock (the shares issuable upon exercise of the Unit Warrants, the “Unit Warrant Shares”) and (ii) a proposed maximum aggregate offering price of $1,581,250 of Common Stock issuable upon the exercise of warrants (the “Underwriter Warrants” and, together with the Unit Warrants, the “Warrants”) to purchase shares of Common Stock (the “Underwriter Warrant Shares” and, together with the Unit Warrant Shares, the “Warrant Shares”) to be issued to Kingswood Capital Markets, division of Benchmark Investments, Inc. (the “Representative”), or its designees, as compensation for its services pursuant to an underwriting agreement to be entered into by and between the Company, the Representative and the other underwriters named therein, substantially in the form filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”). The Units, the Shares, the Warrants and the Warrant Shares are collectively referred to as the “Securities.”

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Restated Articles of Incorporation and Bylaws of the Company, each as amended to date, (ii) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement, the authorization and issuance of the Securities and related matters, (iii) the Registration Statement and all exhibits thereto, (iv) the form of Underwriting Agreement, (v) a certificate executed by an officer of the Company, dated as of the date hereof, (vi) the forms of the Warrants, and (vii) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein. In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

3275 South Jones Blvd., Suite 105 | Las Vegas, Nevada 89146 | Phone: (702) 307-9500 | Fax: (702) 382-9452

December 16, 2020

We are admitted to practice only in the state of Nevada and have not considered, and express no opinion herein as to, the laws of any state or jurisdiction other than the Chapter 78 of the Nevada Revised Statutes of the State of Nevada, as currently in effect. Based upon the foregoing, and subject to the qualifications, assumptions, limitations and exceptions stated herein, we are of the opinion that:

1.	When the Underwriting Agreement has been duly executed and delivered by the respective parties thereto and the Shares have been issued and delivered in accordance with the Underwriting Agreement against payment in full of the consideration payable therefor as determined by the Board of Directors of the Company or a duly authorized committee thereof and as contemplated by the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

2.	When the Underwriting Agreement has been duly executed and delivered by the respective parties thereto, the Unit Warrants have been duly executed by the Company and delivered to and paid for by the Representative pursuant to the terms of the Underwriting Agreement against payment in full of the consideration payable therefor as determined by the Board of Directors of the Company or a duly authorized committee thereof and as contemplated by the Underwriting Agreement, the Unit Warrants and the Unit Warrant Shares will have been duly authorized and if, as and when issued in accordance with the terms of the Unit Warrants, the Unit Warrant Shares will be validly issued, fully paid and non-assessable.

3.	When the Underwriting Agreement has been duly executed and delivered by the respective parties thereto, the Underwriter Warrants have been duly executed by the Company and delivered to and paid for by the Representative pursuant to the terms of the Underwriting Agreement against payment in full of the consideration payable therefor as determined by the Board of Directors of the Company or a duly authorized committee thereof and as contemplated by the Underwriting Agreement and the Underwriter Warrants, the Underwriter Warrants and the Underwriter Warrant Shares will have been duly authorized and if, as and when issued in accordance with the terms of the Underwriter Warrants, the Underwriter Warrant Shares will be validly issued, fully paid and non-assessable.

December 16, 2020

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We further consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion after the date hereof to reflect any facts or circumstances that may thereafter come to our attention or any changes that may thereafter occur.

Very truly yours,

/s/ Flangas law group

FLANGAS LAW GROUP